Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Bedford Property Investors, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-23687, 333-33643, 333-33795, 333-108908 and 333-112144) and the registration statements on Form S-8 (Nos. 033-52375, 333-18215, 333-70681, 333-74707 and 333-115468) of Bedford Property Investors, Inc. of our report dated February 10, 2003, relating to the statements of income, stockholders’ equity, and cash flows of Bedford Property Investors, Inc. for the year ended December 31, 2002, and the 2002 information in Footnote A to the related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K of Bedford Property Investors, Inc.

/s/ KPMG LLP

San Francisco, California

March 11, 2005